UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 2, 2010

ImmunoCellular Therapeutics, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	33-17264-NY	93-1301885
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21900 Burbank, 3rd Floor Woodland Hills, California		91367
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 992-2907

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

On May 2, 2010, ImmunoCellular Therapeutics, Ltd. , a Delaware corporation (the “Company”) issued and sold 400 shares of non-convertible, redeemable Series A preferred stock to Socius Capital Group LLC, a Delaware limited liability company d/b/a Socius Life Sciences Capital Group LLC (“Socius”) pursuant to the terms of a Preferred Stock Purchase Agreement between the Company and Socius dated as of December 3, 2009 (the “Purchase Agreement”). The aggregate purchase price for the Series A preferred stock was $4,000,000 (less $255,000 representing an administrative fee and a commitment fee due and owing to Socius under the Purchase Agreement). Under the terms of the Purchase Agreement, Socius remains obligated, from time to time until December 3, 2012, to purchase up to an additional 600 shares of Series A preferred stock at a purchase price of $10,000 per share upon notice from the Company to Socius, and subject to the satisfaction of certain conditions, as set forth in the Purchase Agreement.

In connection with the foregoing transaction, a portion of a warrant held by an affiliate of Socius became vested and exercisable covering 2,700,000 shares of the Company’s common stock for a five-year period at an exercise price of $2.00 per share under the terms of the Purchase Agreement, and in consideration of Socius agreeing to grant the Company certain waivers under the Purchase Agreement, this affiliate also became entitled to purchase up to an additional 1,350,000 shares of the Company’s common stock at an exercise price of $2.50 per share. On May 2, 2010, the affiliate of Socius exercised a portion of its warrant for 1,675,000 shares and paid the $3,350,000 exercise price for these shares by delivering a four-year full recourse promissory note for this amount, as permitted by the Purchase Agreement. The Company immediately thereafter redeemed approximately 248 of the preferred shares by offsetting the $3,350,000 redemption price for these shares against the $3,350,000 owed to the Company under the note.

The Company’s issuance of the preferred shares and the warrants described above were exempt from registration under the Securities Act of 1933 pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for a transaction not involving a public offering of securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoCellular Therapeutics, Ltd.

May 3, 2010	By:	/s/ Manish Singh
Name: Manish Singh, Ph.D.
Title: President and Chief Executive Officer